EXHIBIT 99.1

[LOGO OF CARDIAC SCIENCE]

NEWS RELEASE for September 17, 2003 at market close
Contact:	Matt Clawson (Investors), or	Roderick de Greef
	Len Hall (Media)	Executive VP & Chief Financial Officer
	Allen & Caron Inc	Cardiac Science, Inc.
	(949) 474-4300	949-587-0357
	matt@allencaron.com	rdegreef@cardiacscience.com
len@allencaron.com

CARDIAC SCIENCE RAISES $8.4 MILLION

IN PRIVATE PLACEMENT OF COMMON STOCK

IRVINE, CA (September 17, 2003) . . . . Cardiac Science Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators (AEDs), today announced that it has completed a private placement of common stock to a small group of institutional and accredited investors, raising approximately $8.4 million in gross proceeds.

The transaction involved the sale of 2.23 million newly issued shares of Cardiac Science common stock at a price of $3.75 per share. The share price was based on a 10 percent discount to the five-day trailing average of the closing price of the stock leading up to the close of the transaction. In addition to the common stock, 223,000 five-year warrants with an exercise price of $5.00 per share were issued in connection with the transaction.

Proceeds of the offering will fund the acceleration of current product development projects associated with the recently announced partnership with GE Medical Systems and provide working capital for future strategic initiatives.

About Cardiac Science

Cardiac Science develops and markets Powerheart®-brand public-access defibrillators (AEDs) and also manufactures its products on an OEM basis for other leading medical companies. Cardiac Science’s AEDs, Diascope®-brand patient monitors and Powerheart® CRM™, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms are marketed in the United States by its 55-person direct sales force, numerous domestic distribution channel partners and by international distributors in more than 50 countries around the world. For more information, please visit Cardiac Science’s website at www.cardiacscience.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2002, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

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